Exhibit 10.X

Executive Compensation Incentive Recoupment Policy

JOHNSON CONTROLS, INC.

EXECUTIVE COMPENSATION INCENTIVE RECOUPMENT POLICY

I. Scope of this Policy. This policy applies to all performance incentives awarded on or after September 15, 2009 (the “Effective Date”) to all persons (“Covered Recipients”) who, at the time of such award, are Section 16(b) officers of Johnson Controls, Inc. (the “Company”) elected by the Board of Directors of the Company (the “Board”). Performance incentives awarded prior to the Effective Date are not subject to this policy, but remain subject to the Company’s ability to recover amounts pursuant to applicable legal or equitable remedies under state and federal law.

For purposes of this policy, “performance incentive” means any compensation payable in cash tied to performance metrics that is intended to serve as incentive for performance to occur over a period of a year or more and any performance units granted under the Company’s 2012 Omnibus Incentive Plan, whether settled in cash, shares of the Company’s common stock (“Shares”) or a combination thereof. A performance incentive is “awarded” on the date the Company grants the award, not on the date the award amount is ultimately determined or paid.

While in effect, this policy overrides any contrary provisions of any compensation plans or arrangements that the Company adopted or implemented before the Effective Date and any such plans or arrangements subsequently adopted or implemented, as well as any contrary provisions in any award agreements under such plans or arrangements.

The Company may recoup incentive compensation under this policy regardless of whether the Covered Recipient who received the compensation that is subject to recoupment is still employed by the Company or an affiliate on the date reimbursement or other payment is required.

II. Recoupment of Incentive Compensation. All performance incentives awarded after the Effective Date are subject to recoupment under this policy. The Compensation Committee of the Board (the “Committee”) will, unless prohibited by applicable law, require reimbursement from any Covered Recipient of (a) an amount equal to the amount of any overpayment of any such incentive paid to such Covered Recipient or (b) any excess number of Shares delivered to such Covered Recipient (or the fair market value of such excess number of Shares), with respect to a performance period if the following conditions are met:

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The payment or the delivery of Shares was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently the subject of a material restatement other than a restatement due to changes in accounting policy;

•	In the Committee’s view the Covered Recipient engaged in conduct that caused or partially caused the need for the restatement; and

•	A lower payment would have been made, or fewer Shares delivered, to the Covered Recipient based upon the restated financial results.

The amount required to be reimbursed shall be, in the case of a performance incentive payable in cash, the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results or, in the case of a performance unit payable in Shares, the excess number of Shares delivered over the number of Shares that would have been delivered if the original number had been determined based on the restated financial results (or a cash amount equal to the fair market value of such excess number of Shares at the time of the reimbursement).

Unless prohibited by applicable law, the Company will also be entitled to, and the Committee will seek, payment by the Covered Recipient of (i) a reasonable rate of interest on any incentive that becomes subject to reimbursement under this policy and (ii) the costs of collection.

Following any accounting restatement that the Company is required to prepare due to its material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, the Company will also seek to recover any compensation received by its Chief Executive Officer and Chief Financial Officer that is required to be reimbursed under Section 304 of the Sarbanes-Oxley Act of 2002.

The Company will determine, in its sole discretion, the method for obtaining reimbursement and other payment from the Covered Recipient, which may include, but is not limited to: (i) by offsetting the amount from any compensation owed by the Company to the Covered Recipient (including without limitation amounts payable under a deferred compensation plan at such time as is permitted by Section 409A of the Internal Revenue Code of 1986, as amended), (ii) by reducing or eliminating future salary increases, cash incentive awards or equity awards, or (iii) by requiring the Covered Recipient to pay the amount or deliver an amount of Shares to the Company upon its written demand for such payment or delivery of Shares.

III. Administration of this Policy. The Committee will have sole discretion in making all determinations under this policy, including whether the conduct of a Covered Recipient has or has not caused or partially caused the need for a restatement.

IV. Binding on Successors. The terms of this policy shall be binding upon and enforceable against the Covered Recipients and their heirs, executors, administrators and legal representatives.

V. Amendment of this Policy. The Committee and the Board, in their discretion, may modify or amend, in whole or in part, any or all of the provisions of this policy, and may suspend this policy from time to time.

VI. Governing Law. This policy and all rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

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